Exhibit 99.1


                                  PRESSRELEASE
================================================================================

   CoActive Marketing Group Inc. o 415 Northern Blvd. o Great Neck, NY 11021 o
                        516-622-2800 o Fax: 516-622-2888


               Company Contact:                    Investor Relations:
               Donald A. Bernard                   Harvey Goralnick/David Zazoff
               Chief Financial Officer             FOCUS Partners LLC
               516-622-2800                        212-752-9445
                                                   cmkg@focuspartners.com

                   COACTIVE CLOSES $6 MILLION CREDIT FACILITY

Great Neck, New York - November 4, 2002 - CoActive Marketing Group, Inc. (Nasdaq SmallCap CMKG), a full service marketing, sales promotion and interactive services company, today reported that it recently closed a $6 million credit facility, consisting of a $3 million term loan to be amortized in equal monthly installments over 48 months, and a $3 million three-year revolving credit line. This facility provides the Company with greater liquidity and borrowing capacity at a more favorable interest rate than the credit facility that was repaid at closing.

The Company borrowed $4.2 million at closing, of which approximately $3.7 million was used to repay in full all loans owed to its former lender, and approximately $500,000 was used to increase working capital.

John P. Benfield, President and Chief Executive Officer of CoActive Marketing Group stated, "With this financing, we have again strengthened the Company's balance sheet, providing the resources necessary to maintain earnings growth. We are proud of our record in reducing the Company's borrowings, from $14.5 million in 1998, consisting of $12 million of bank debt and $2.5 million of subordinated debt, to its current level of approximately $4.825 million, consisting of $4.2 million of bank debt and $625,000 of subordinated debt. These reductions reflect the Company's ability over the years to generate cash flows, which are anticipated to continue with expected earnings growth.

In addition to receiving information from the Company's website at www.getcoactive.com, interested parties can receive corporate and financial updates by sending their name and email addresses or fax numbers to cmkg@focuspartners.com.

This press release includes statements which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements reflect the current views of the Company with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in those forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 under "Risk Factors," including but not limited to "Unpredictable Revenue Patterns," Competition," "Customers," "Dependence on Key Personnel," "Expansion Risk," "Control by Executive Officers," and "Outstanding Indebtedness, Security Interest." The Form 10-K may be obtained by accessing the database maintained by the Securities and Exchange Commission at http://www.sec.gov or by contacting CoActive Marketing Group, Inc.